Exhibit 99.1

On March 9, 2007, the Compensation Committee of the Board of Directors of Juniper Networks, Inc. (the “Company”) adopted its 2007 Annual Incentive Plan for its executive officers. Each executive officer has an incentive target specified for that individual which is expressed as a percentage of base salary, ranging between 150% and 75%. Under the 2007 Annual Incentive Plan, each participant receives an annual incentive bonus based on achievement of specified objectives during the year. The incentive is based 50% on the Company’s revenue results, 30% on the Company’s operating income results and 20% on achievement of other specified strategic goals. However, in the case of a general manager of a business unit, such as Ms. Kim Perdikou, Executive Vice President, Infrastructure Products Group, the revenue and operating income factors are based half on achievement of the Company’s revenue and operating income targets and half on achievement of the applicable business unit’s revenue and contribution margin targets. The incentive amounts paid after the end of the year will depend on the level of achievement and range between zero and 200% of the target incentive. For example, no payment is earned for the revenue component or operating income component if less than 80% of the respective objective is achieved. At 80% of the objective, 30% of the applicable component is earned; achievement of 100% of the objective results in 100% of the component earned; and if 120% of the objective is achieved, 200% of that component is earned.

As part of its 2007 executive compensation review and actions, the Compensation Committee also established new base salaries for several executive officers as follows: Mr. Kriens — $600,000, Ms. Perdikou — $345,000 and Mr. Sindhu — $345,000. Salaries of other executive officers were not changed. The Company also established new target incentive percentages of 75% of annual base salary for Ms. Perdikou and Mr. Pradeep Sindhu under the 2007 Annual Incentive Plan. Target incentive percentages for other executives were not changed and continue at the previously disclosed levels.

In addition to cash compensation pursuant to base salaries and the 2007 Annual Incentive Plan, the Company provides long term incentives to its executive officers. These long term incentives approved by the Compensation Committee for 2007 include stock options and performance shares. The stock options vest over four years based on continued service to the Company as follows: 25% vest on the first anniversary of grant and the remaining 75% vests in 36 equal monthly installments over the remainder of the four year period.

The performance shares vest based on achievement of specific performance objectives over a three year period. The amount of performance shares earned is based on the achievement of annual performance targets established for that year. For 2007, the performance targets are based on revenue and operating margin. With respect to each year’s performance, the individual can earn between zero and 200% of the target amount for that year (the target for each year is one third of the target for the three year period) depending on the level of achievement against the targets established for that year. At the completion of the three years, and provided the employee is still employed on the date of calculation, the employee is issued a number of fully paid and fully vested shares of common stock equal to the number “earned” over the three year period. For example, an employee is granted performance shares for a maximum of 60,000 shares with a target number of 30,000 shares over a three year period. During the first year the Company achieves the target revenues and target operating margin, and the employee earns the target number of 10,000 shares. During the second year, the Company achieves target revenue but is below target operating margin and the employee earns 5,000 shares. During the third year, the Company exceeds its revenue and operating margin targets and the employee earns 20,000 shares. Accordingly, the employee is issued at the completion of the three year cycle a total of 35,000 fully vested shares. No shares are issued prior to the completion of the third year.